UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Journal Media Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

January 4, 2016

Dear Journal Media Group, Inc. Shareholder,

Journal Media Group’s Board of Directors and senior management are committed to delivering full value to you, our shareholders.  In October, we announced that Journal Media Group had entered into a definitive agreement under which our portfolio of local media brands will join Gannett, a media powerhouse with unparalleled local-to-national reach.  Pending regulatory and shareholder approval, we expect this transaction to close in the first quarter of 2016, at which time you will receive $12.00 in cash for each Journal Media Group share you own.

Recently, the CEO of GAMCO Investors, Inc. (“GAMCO”), a Journal Media Group shareholder, made a public filing that included the unsubstantiated claim that Gannett’s merger consideration of $12.00 per share fails to adequately take into account the value of Journal Media Group’s real estate holdings.  The management team and I have had several conversations with GAMCO and its representatives since the announcement of our transaction with Gannett, and we believe it’s important to highlight for our shareholders several points that refute GAMCO’s claims and demonstrate that the merger consideration delivers full and fair value to shareholders.

•                  Real estate holdings have been appropriately considered.  Other than certain owned real estate in downtown Milwaukee, substantially all of Journal Media Group’s real estate is used in the generation of its future free cash flows, which underpin the value of the enterprise.  This real estate is used in the daily operations of the business and is comprised of many single-purpose properties that we believe would be difficult and costly to reposition for other purposes.  It is duplicative and, hence, inappropriate to include the value of cash-generating assets (i.e. productive real estate) in both cash-flow based measures of the enterprise value and then again as a separate, additional component of value.

The Milwaukee real estate, which was recently appraised at $5.4 million and highlighted in the proxy statement, was considered “excess” real estate.  Its value was considered as fully incremental to the company’s valuation and explicitly incorporated by our financial advisor in evaluating the fairness of the merger consideration.

•                  Our board engaged in a comprehensive, multi-step process with multiple bidders.  As a part of this process, both Gannett and the competing bidder (“Party A” referenced in the proxy statement) requested and received real-estate-related materials as part of their independent diligence reviews.  The Journal Media Group Board believes that both parties’ respective offers to purchase all the outstanding shares of Journal Media Group incorporated their independently formed beliefs regarding the value of the company’s real estate.

Both our inward-looking, intrinsic value-based analysis and the external-looking, sale process-driven assessment of value by two sophisticated, potential strategic buyers confirmed our belief that the value of our owned real estate was adequately considered in our evaluation of the fairness and adequacy of the merger consideration to be received by our shareholders.

•                  The merger consideration exceeds GAMCO’s own prior estimated value of the Company.  On August 1, 2014, Barry Lucas of Gabelli & Company (the equity research arm of GAMCO) published a research report on The E.W. Scripps Co. (“Scripps”) calculating a “private market value” (“PMV”) for Scripps based on a sum-of-the-parts analysis.  This analysis explicitly included the 0.25 shares of Journal Media Group to be received for every Scripps share owned.  That report indicated the value of the 0.25 Journal Media Group shares to be received was $2.75, implying a per-share price of Journal Media Group of $11.00.  As noted in the report, PMV is the price that Gabelli & Company “believe that an informed buyer would pay to acquire 100% of a company.”  Based on its own prior analysis, the merger consideration of $12.00 per share exceeds the price Gabelli & Company believed a rational, strategic buyer such as Gannett or a competing bidder would pay for our company.

Furthermore, Gabelli & Company’s estimated value was calculated more than 14 months prior to the announcement of our merger agreement with Gannett, and thus may not adequately reflect potential devaluation caused by significant changes in the rates of decline in newspaper advertising revenues, including adverse trends with respect to higher-margin preprint advertising.  Journal Media Group and most of its publicly traded peers have experienced these adverse declines subsequent to publication of Gabelli & Company’s research report, beginning in the third quarter of 2014.

•                  The timing and certainty of the merger consideration are superior to those of any theoretical alternatives.  Having run a thorough process, which included disclosure and consideration of real estate values, we believe it is highly unlikely that more than $12.00 per share is available from any bidder.  In fact, the merger consideration was the highest offer we received by a considerable margin.  Moreover, we expect the merger to close and shareholders to receive the $12.00 per share cash consideration in the first quarter of 2016. Abandoning the merger now to explore the unlikely and highly speculative possibility of receiving more than $12.00 per share would expose the company and its shareholders to additional market, industry and company performance risks.  We do not believe it is in the shareholders’ best interest to do so.

Journal Media Group’s Board of Directors and management remain fully committed to acting as responsible stewards of our shareholders’ investments.  We believe that Journal Media Group’s pending transaction with Gannett delivers full and fair value to our shareholders, while at the same time enabling our local newspaper and digital media brands to grow stronger during the ongoing transformation of the publishing industry.

Thank you for your support.

Sincerely,

/s/ Steven J. Smith
Steven J. Smith
Chairman of the Board

Additional Information and Where to Find It

The proposed merger involving Journal Media Group, Inc. (“JMG”) and Gannett Co., Inc. will be submitted to the shareholders of JMG for their consideration. JMG has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the proposed merger. JMG also intends to file with the SEC and mail to its shareholders a definitive proxy statement. JMG urges investors and shareholders to read the definitive proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the definitive proxy statement and other documents (when they are available) free of charge at the SEC’s web site, http://www.sec.gov or from JMG upon request to Jason R. Graham, Senior Vice President, Chief Financial Officer and Treasurer, at 414-224-2363 or jason.graham@jmg.com.

Participants in the Merger Solicitation

This communication is not a solicitation of a proxy from any investor or shareholder. However, JMG and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of JMG in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about JMG’s directors and executive officers in its Registration Statement on Form S-4 (Registration No. 333-201540) originally filed with the SEC on January 16, 2015 and declared effective on February 6, 2015 and JMG’s subsequently filed reports with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains certain forward-looking statements with respect to the financial condition, results of operations and business of JMG and certain plans and objectives of JMG with respect thereto, including certain matters relating to the proposed merger with Gannett Co., Inc. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, uncertainties as to the expected closing date of the proposed merger; potential disruption from the proposed merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the risk of litigation and other legal proceedings related to the proposed merger; changes in economic, business or political conditions, licensing requirements or tax matters; risks related to the timing (including possible delays) of the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the possibility that the proposed merger does not close, including, but not limited to, due to the failure to obtain shareholder approval or the failure to satisfy the other closing conditions; and the risk that the merger agreement may be terminated in certain circumstances that require us to pay Gannett a termination fee of $9 million. These forward-looking statements are based on numerous assumptions and assessments made by JMG in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors that it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. JMG does not assume any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in JMG’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its reports filed on Form 10-Q and Form 8-K during 2015.